Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263798

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated June 1, 2022)

UP TO 19,354,059 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF WARRANTS

UP TO 96,941,181 SHARES OF COMMON STOCK

UP TO 4,450,000 WARRANTS TO PURCHASE COMMON STOCK

This prospectus supplement supplements the prospectus, dated June 1, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-263798). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,354,059 shares of our common stock, $0.0001 par value per share (the “common stock”) consisting of (i) 4,450,000 shares of common stock issuable upon the exercise of 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering (the “IPO”) of Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), by the holders thereof, (ii) 8,624,972 shares of common stock issuable upon the exercise of 8,624,972 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) originally issued in the IPO by holders thereof, and (iii) 6,279,087 shares of common stock issuable upon the exercise of warrants assumed by us and converted into warrants to purchase common stock (the “Rigetti assumed warrants”) in connection with the Business Combination (as defined below). We will receive the proceeds from the exercise of any warrants and any Rigetti assumed warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of up to (i) 96,941,181 shares of common stock consisting of (a) 10,251,000 shares of common stock purchased by subscribers at a price of $10.00 per share and 4,390,244 shares of common stock purchased by subscribers at a price of $10.25 per share in private placements pursuant to separate subscription agreements, (b) 8,625,000 shares of common stock (the “Founder Shares”) originally purchased by Supernova Partners II LLC (“Supernova Sponsor”) for $25,000, or for approximately $0.004 per share, in a private placement in connection with the IPO, including 3,059,273 Founder Shares subject to vesting and forfeiture (the “Sponsor Vesting Shares”), (c) 4,450,000 shares of common stock issuable upon exercise of the private placement warrants, (d) 2,446,716 shares of common stock issuable pursuant to the exercise of Rigetti assumed warrants, which Rigetti assumed warrants have a weighted average exercise price of $0.6628 per share, (e) 6,226,065 shares of common stock issuable upon exercise of outstanding options, which have an exercise price of $0.272 per share, (f) 6,288,369 shares of common stock issuable in connection with the vesting and settlement of outstanding restricted stock units, which were assumed by and converted into restricted stock awards for common stock in connection with the Business Combination based on an acquiror share value of $10.00 per share and (g) 54,263,787 shares of common stock issued in connection with the Business Combination as merger consideration at an acquiror share value of $10.00 per share, and (ii) up to 4,450,000 private placement warrants, which were purchased by Supernova Sponsor at a price of $2.00 per warrant. We will not receive any proceeds from the sale of shares of common stock or warrants by the selling securityholders pursuant to this prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “RGTI” and “RGTIW,” respectively. On October 28, 2022, the last reported sales price of our common stock was $2.09 per share and the last reported sales price of our public warrants was $0.23 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 31, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2022

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2022, Rigetti Computing, Inc. (the “Company”) announced that the Company’s Founder, Dr. Chad Rigetti, will be transitioning from his position as President and Chief Executive Officer to focus on advancing the Company’s products and technology.

The Company will conduct a search for Dr. Rigetti’s successor. Dr. Rigetti will continue to serve as President and Chief Executive Officer until a successor is identified and assumes the position, and continues to serve as a member of the Company’s board of directors.

Item 7.01	Regulation FD Disclosure.

On October 31, 2022, the Company issued a press release with respect to the management transition described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 31, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2022

RIGETTI COMPUTING, INC.

By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer